Exhibit 3.11

[SEAL]

SECRETARY OF STATE

I, Kevin Shelley, Secretary of State of the State of California, hereby certify:

That the attached transcript of 5 page(s) was prepared by and in this office from the record on file, of which it purports to be a copy, and that it is full, true and correct.

IN WITNESS WHEREOF,I execute this
[SEAL]	certificate and affix the Great Seal of
the State of California this day of

JAN 21 2004

/s/ Kevin Shelley
Secretary of State

Sec, State Form CE-108 (rev. 1/03)

532945
FILED
In the Office of the Secretary of State
of the State of California

SEP 13 1967
[ILLEGIBLE]
By	/s/ [ILLEGIBLE]
[ILLEGIBLE]

[ILLEGIBLE]

ARTICLES OF INCORPORATION

OF

BERNA MUSIC, INC.

ONE:                    The name of this corporation is BERNA MUSIC, INC.

TWO:               The purposes for which this corporation is formed are:

(a)  To engage primarily in the specific business of purchasing and otherwise acquiring, owning, holding, selling and otherwise disposing of musical compositions and rights pertaining thereto, and to publish, sell and generally trade and deal in sheet music and song folios of every kind and description; and to engage in any manner, shape or form, in the recording and reproduction of the human voice, musical instruments, and sound of every name, nature and description.

(b)  To engage in any one or more businesses or transactions which the Board of Directors of this corporation may from time to time, authorize or approve, whether related or unrelated to the business described in (a) above, or to any other business then or theretofore done by this corporation.

(c)  To exercise any and all rights and powers which a corporation may now or hereafter exercise.

(d)  To act as principal, agent, joint venturer, partner or in any other capacity which may be authorized or approved by the Board of Directors of this corporation.

(e)  To transact business in the State of California or in any other jurisdiction of the United States of America, or elsewhere in the world.

(f)  To purchase, sell, transfer, acquire, pledge, mortgage or hypothecate real and personal property.

(g)  To do any and all other things, not prohibited

by law, and to act the same and as fully as a natural person might or could do, under the law.

The foregoing statement of purposes shall be construed as a statement of both purposes and powers, and the purposes and powers stated in each clause shall, except where otherwise expressed, be in nowise limited or restricted by reference to or inference from the terms or provisions of any other clause, but shall be regarded as independent purposes and powers.

THREE: The principal office for the transaction of the business of this corporation is to be located in the State of California, County of Los Angeles

FOUR: Authority is hereby granted to the holders of shares of this corporation, entitled to vote, to change from time to time the authorized number of directors of this corporation by a duly adopted amendment to the by- laws of this corporation.

FIVE:  The number of directors of this corporation shall be three (3). The names and addresses of the persons who are hereby appointed to act as the first, directors of this corporation are as follows:

NAME	ADDRESS
RICHARD A. ROSENBERG	3201 South Oakhurst Avenue Los Angeles, California 90034

ROLAND A. CHILDS	[ILLEGIBLE] South Bentley Avenue Los Angeles, California 90049

DAVID H. SCHLOSS	7037 [ILLEGIBLE] Road Canoga Park, California 91304

SIX: This corporation is authorized to issue only one class of shares of stock; the total number of said shares shall be two hundred fifty (250); the aggregate par value of all said shares shall be Twenty-Five Thousand Dollars ($25,000); and the par value of each said share shall be One Hundred Dollars ($100).

SEVEN:  Each shareholder or subscriber to shares of this corporation shall be entitled to full preemptive or preferential rights, as such rights have been heretofore defined at common law, to purchase and/or subscribe for his proportionate part of any share which may be issues at any time by this corporation.

IN WITNESS WHEREOF, for the purpose of forming this corporation under the laws of California, the undersigned, constituting the incorporators of this corporation, including the persons named hereinabove as the first directors of this corporation, have executed these Articles of Incorporation this 11th day of September, 1967.

/s/ Richard A. Rosenberg
RICHARD A. ROSENBERG

/s/ Roland A. Childs
ROLAND A. CHILDS

/s/ David H. Schloss
DAVID H. SCHLOSS

STATE OF CALIFORNIA	)
) ss.
COUNTY OF LOS ANGELES	)

On this 11th day of September, 1967, before me, LINDA F. SEGALOVE, a Notary Public in and for said county and state, personally appeared RICHARD A. ROSENBERG, ROLAND A. CHILDS and DAVID H. SCHLOSS, known to me to be the persons whose names are subscribed to the foregoing Articles of Incorporation, and acknowledged to me that they executed the same.

[SEAL]	[ILLEGIBLE]	/s/ Linda F. Segalove
Notary Public in and for the County
of Los Angeles, State of California

LINDA F. SEGALOVE
My Commission Expires Oct. 30, [ILLEGIBLE]

FILED
In the Office of the Secretary of State
of the State of California

JAN 20 [ILLEGIBLE]

/s/ [ILLEGIBLE]
[ILLEGIBLE], Secretary of State

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
BERNA MUSIC, INC.

Sergio Santos Mendes certifies that:

1.                                       He is the president and the secretary of Berna Music, Inc., a California corporation.

2.                                      The articles of incorporation of this corporation are amended and restated to read as follows:

I

The name of this corporation is Berna Music, Inc.

II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

This corporation elects to be governed by all of the provisions of the General Corporation Law of 1977 not otherwise applicable to it under Chapter 23 thereof.

III

This corporation is authorized to issue only one class of shares of stock: the total number of shares of stock which this corporation is authorized to issue is Two Hundred Fifty (250), par value $100.00 per share.

IV

The liability of directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

V

This corporation is authorized to provide indemnification of agents (as defined in Section 307 of the Corporation Code) for breach of duty to the Corporation and its stockholders through bylaw provisions or through agreements with the agents or both, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code.

3.             The foregoing amendment and restatement of the articles of incorporation has been duly approved by the Board of Directors.

4.           The foregoing amendment and restatement of the articles of incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the corporation is ten shares. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.

Date: December 28, 1998.

/s/ Sergio Santos Mendes
Sergio Santos Mendes
President and Secretary

[SEAL]

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